Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street
North Bergen, NJ 07047	NEWS
(201) 624-3000	RELEASE
www.vitaminshoppe.com

Vitamin Shoppe, Inc. Announces Fiscal First Quarter 2011 Results

First Quarter Highlights:

- Comparable store sales grew 8.1%

- Net sales increased 13.2%

- GAAP diluted EPS was $0.40 and diluted EPS, after adjusting for one-time charge, was $0.47

- Opened 15 stores during the quarter

NORTH BERGEN, N.J., April 26, 2011 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal first quarter ended March 26, 2011. During the period the company reported diluted earnings per share (EPS) of $0.40, up from $0.31 in the comparable period of the prior year. When adjusting for a one-time cumulative charge of $3.7 million ($2.3 million, after tax) for certain non-income-based taxes, EPS was $0.47, a 51.6% increase over the prior year. Comparable store sales increased 8.1%, revenue advanced 13.2% while operating income and net income including the one-time charge rose 15.2% and 32.8%, respectively. After adjusting for the onetime charge, operating income and net income increased 35.8% and 59.1%, respectively.

Commenting on the strong results, Tony Truesdale, Chief Executive Officer of the Company stated, “I am pleased with our first quarter operational results. We achieved strong comparable store sales combined with solid results in the direct channel. This represents our 22nd consecutive quarter of positive comparable store sales. We believe these results reflect the strong momentum of our businesses.”

Added Mr. Truesdale, “As we look forward to the remainder of the year, we will continue to capitalize on those initiatives that have driven Vitamin Shoppe’s strong performance, including our strong value proposition, a cohesive merchandise strategy, as well as superior customer service. We believe we are well positioned to continue to open new stores, drive comparable-store sales growth while improving operating margins. We have a business model with a track record of successful execution that has generated consistent growth in sales and profits. We also have a healthy balance sheet which will allow us to make the appropriate investments to grow the business.”

Fiscal First Quarter 2011 Results

Net sales increased $25.2 million, or 13.2%, to $216.9 million for the three months ended March 26, 2011, compared with $191.6 million for the three months ended March 27, 2010. The increase was the result of the growth in comparable store sales predominantly driven by traffic, continued strong performance from new stores and a 7.4% increase in direct sales driven by further expansion in Vitamin Shoppe’s online business.

Overall store sales for the three months ended March 26, 2011 grew as a result of an increase in non-comparable store sales of $10.0 million and an increase in comparable store sales of $13.5 million, or 8.1%. The Company opened 15 stores in the quarter. Total store count was 497 as of March 26, 2011, compared with 453 on March 27, 2010.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $15.0 million, or 11.8%, to $141.6 million for the three months ended March 26, 2011, compared with $126.6 million for the three months ended March 27, 2010.

Gross profit increased $10.3 million, or 15.8%, to $75.3 million for the three months ended March 26, 2011, compared with $65.0 million for the three months ended March 27, 2010. Gross profit as a percentage of sales was 34.7% for the quarter ended March 26, 2011, up from 33.9% for the comparable prior year period. The improvement reflects improved purchasing, effective inventory management and leverage on occupancy driven by the strong comparable sales performance.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $7.5 million, or 16.0%, to $54.5 million for the three months ended March 26, 2011, compared with $46.9 million for the three months ended March 27, 2010. SG&A as a percentage of net sales increased to 25.1% for the quarter compared to 24.5% for the comparable prior year period. The first quarter of 2011 includes a cumulative $3.7 million charge to adjust reserves for certain non-income-based taxes. Excluding this charge, SG&A as a percentage of net sales would have been 23.4%. The improvement represents maturation of the store base, strong comparable store sales, as well as the company’s ability to leverage costs over a larger store base and expense discipline.

Income from operations increased $2.8 million, or 15.2%, to $20.8 million for the three months ended March 26, 2011, compared with $18.1 million for the three months ended March 27, 2010. Excluding the one-time charge for non-income-based taxes, income from operations would have increased 35.8%. Income from operations as a percentage of net sales increased to 9.6% for the 2011 quarter, compared with 9.4% for the comparable prior year period. Excluding the one-time charge, income from operations as a percentage of net sales would have been 11.3%.

Net income increased $2.9 million to $11.6 million for the three months ended March 26, 2011, compared with $8.7 million for the three months ended March 27, 2010. Net income adjusted for the one-time non income tax item increased 59.1% to $13.9 million. Net income benefited from significantly lower interest expense versus the same period in 2010. Both fiscal first quarter 2011 and 2010 results include $0.6 million of debt extinguishment expenses incurred in connection with the redemption of debt.

Earnings per diluted share increased to $0.40 in fiscal first quarter 2011 from $0.31 per share in the comparable period of the prior year. Excluding the charge for non-income-based taxes, earnings per diluted share for the quarter would have been $0.47.

Balance Sheet and Cash Flow

During the first quarter 2011, the Company redeemed the remaining $55.1 million of its Second Priority Senior Secured Floating Rate Notes due 2012 and entered into a new term loan for $25 million. Total debt, excluding capital lease obligations, at quarter’s end was $47.0 million. Cash and equivalents at March 26, 2011 were $7.9 million.

2011 Outlook

For the current fiscal year, management expects:

•	To open approximately 48 new stores

•	Capital expenditures of approximately $23 million

•	Comparable store sales between 5% - 6% for the full year

•	Continued improvement in EBIT margin reflecting continuing maturation of the store base, leverage on depreciation and amortization and corporate expenses

•	SG&A trends for the remainder of the year is expected to include approximately $2.0 million of additional compensation expense due to organizational changes

•	Reduced interest expense compared with the prior year reflecting lower debt levels from strong cash flow and lower interest rates under the new term loan

Webcast

The Company will webcast a conference call at 5:00 p.m. Eastern Time (ET) today to discuss its fiscal first quarter 2011 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available immediately following the call. A telephonic replay will be available beginning at 8:00 p.m. ET and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 13327621. The replay will be available until May 3, 2011.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 500 Company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 26, 2011	March 27, 2010
Net sales	$216,852	$191,613
Cost of goods sold	141,576	126,599

Gross profit	75,276	65,014
Selling, general and administrative expenses	54,451	46,942

Income from operations	20,825	18,072
Loss on extinguishment of debt	552	552
Interest expense	1,130	2,927

Income before provision for income taxes	19,143	14,593
Provision for income taxes	7,554	5,867

Net income	$11,589	$8,726

Earnings per share:
Weighted average shares outstanding:
Basic	28,556,593	26,692,983
Diluted	29,294,146	27,708,463
Net income per share
Basic	$0.41	$0.33
Diluted	$0.40	$0.31

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

	(Unaudited) Three Months Ended
	March 26, 2011	March 27, 2010
Sales:
Retail	$192,642	$169,063
Direct	24,210	22,550

Net sales	$216,852	$191,613

Income from operations:
Retail	$38,827	$31,356
Direct	4,578	4,491
Corporate costs	(22,580)	(17,775)

Income from operations	$20,825	$18,072

Increase in comparable store net sales	8.1%	6.2%
Depreciation and Amortization	$4,848	$5,414
Amortization of deferred financing fees	$114	$285

Capital Expenditures	$4,499	$5,408

Gross profit as a percent of net sales	34.7%	33.9%
Income from operations as a percent of net sales	9.6%	9.4%

Store Data:
Stores open at beginning of period	484	438
Stores opened	15	16
Stores closed	(2)	(1)

Stores open at end of period	497	453

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	March 26, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,937	$25,968
Inventories	115,479	111,305
Prepaid expenses and other current assets	15,359	13,612
Deferred income taxes	4,033	4,033

Total current assets	142,808	154,918
Property and equipment, net	80,362	80,949
Goodwill	177,248	177,248
Other intangibles, net	69,566	69,718
Other assets:
Deferred financing fees, net of accumulated amortization of $460 and $1,961 respectively	635	816
Other	2,164	2,068

Total other assets	2,799	2,884

Total assets	$472,783	$485,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,500	$—
Current portion of capital lease obligations	1,618	1,711
Revolving credit facility	22,000	18,000
Accounts payable	21,000	18,994
Deferred sales	5,702	15,929
Accrued salaries and related expenses	5,096	9,573
Other accrued expenses	24,873	14,752

Total current liabilities	92,789	78,959
Long-term debt	12,500	55,106
Capital lease obligations, net of current portion	644	977
Deferred income taxes	20,752	20,595
Deferred rent	27,552	27,080
Other long-term liabilities	5,690	5,304

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 28,750,549 shares issued and outstanding at March 26, 2011, and 28,627,897 shares issued and outstanding at December 25, 2010	287	286
Additional paid-in capital	247,127	243,558
Retained earnings	65,442	53,852

Total stockholders’ equity	312,856	297,696

Total liabilities and stockholders’ equity	$472,783	$485,717